PROSPECTUS SUPPLEMENT NO.4	Filed Pursuant to Rule 424(B)(3)
(to Prospectus dated March 28, 2022)	Registration No. 333-261786

Up to 209,267,414 Shares of Common Stock

Up to 19,733,333 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 8,693,333 Warrants

This prospectus supplement updates and supplements the prospectus dated March 28, 2022 (the prospectus), which forms a part of our registration statement on Form S-1, as amended (No. 333-261786). This prospectus supplement is being filed to update and supplement the information in the prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2022 (the Form 8-K). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 19,733,333 shares of our common stock, $0.0001 par value per share (Common Stock), which consists of (i) up to 8,693,333 shares of Common Stock that are issuable upon the exercise of 8,693,333 warrants (the Placement Warrants) originally issued in a private placement in connection with the initial public offering of CM Life Sciences III Inc. (CMLS) by the holders thereof and (ii) up to 11,040,000 shares of Common Stock that are issuable upon the exercise of 11,040,000 warrants (the Public Warrants and, together with the Placement Warrants, the Warrants) originally issued in the initial public offering of CMLS by the holders thereof. We will receive the proceeds from any exercise of any Warrants for cash.

The prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the prospectus (the Selling Securityholders) of (i) up to 209,267,414 shares of Common Stock (including up to 8,693,333 shares of Common Stock that may be issued upon exercise of the Placement Warrants) and (ii) up to 8,693,333 Placement Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to the prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to the prospectus.

This prospectus supplement should be read in conjunction with the prospectus, including any amendments or supplements thereto. This prospectus supplement updates and supplements the information in the prospectus. If there is any inconsistency between in the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Common Stock and Public Warrants are listed on The Nasdaq Global Market (Nasdaq) under the symbols “EQRX” and “EQRXW,” respectively. On November 23, 2022, the closing price of the Common Stock was $3.49 and the closing price for the Public Warrants was $0.53.

See the section entitled “Risk Factors” beginning on page 8 of the prospectus and under similar headings in any amendments or supplements to the prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 25, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2022

EQRX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40312	86-1691173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hampshire Street, Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-315-2255

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	EQRX	The Nasdaq Global Market
Warrants to purchase one share of common stock at an exercise price of $11.50	EQRXW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2022, Eli Casdin notified the Board of Directors of EQRx, Inc. (EQRx) of his decision to resign from the Board of EQRx and its subsidiaries, and all committees thereof, effective as of the close of business on November 23, 2022. Mr. Casdin’s resignation was not due to any disagreement with EQRx on any matter relating to EQRx’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2022		EQRX, INC.

	By:	/s/ Melanie Nallicheri
	Name:	Melanie Nallicheri
	Title:	President and Chief Executive Officer